Exhibit 3
                         UNANIMOUS WRITTEN CONSENT IN
                LIEU OF FIRST MEETING OF THE BOARD OF DIRECTORS
                                      OF
                       TOTALSOFT ACQUISITION GROUP, INC.

The directors of TOTALSOFT ACQUISITION GROUP, INC., a California corporation (the "Corporation"), hereby adopt the following resolutions by written consent and direct that this consent be filed with the minutes of the proceedings of the Board of Directors:

Adoption of Bylaws.

RESOLVED, that the bylaws presented to the Directors and attached hereto are adopted as the bylaws of the Corporation.

Stock  Issuance.

RESOLVED, that the Corporation is hereby authorized to issue and sell shares of Common Stock of the Corporation to each person named below in exchange for the indicated capital contribution:

Name of Stockholder     Number of Shares         Capital Contribution ($)

Mark H. Rhynes                 9,500,000         $258.00 (Services Rendered)

FURTHER RESOLVED, that the consideration to be received for the above-mentioned shares is adequate and approved, and the President and Secretary of the Corporation are hereby authorized to execute and deliver to each person named above a certificate representing the shares of fully paid and non-assessable Common Stock of the Corporation as set forth above upon receipt of payment therefore.

Election of Officers.

RESOLVED, that the following persons be, and they hereby are, elected to hold the offices of the Corporation set forth opposite their respective names until their respective successors are elected and qualified or until their earlier resignation or removal:

                           President: Mark H. Rhynes
                           Treasurer: Mark H. Rhynes
                           Secretary: Mark H. Rhynes


Corporate Documents and Proceedings.

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to procure all corporate books, books of account and stock books which may be required by the laws of California or of any state in which the Corporation may do business or which may be necessary or appropriate in connection with the business of the Corporation.

FURTHER RESOLVED, that the Corporation shall maintain a minute book containing the minutes of any and all meetings of and actions of the Board of Directors, Board committees and of the shareholders, together with such documents and papers, including this Written Consent, as the Corporation, its Board of Directors or its shareholders shall from time to time direct.

FURTHER RESOLVED, that the Secretary of the Corporation be, and the Secretary hereby is, authorized and instructed to insert in the minute book of the Corporation a copy of the Articles of incorporation as filed in the office of the California Secretary of State and certified by said Secretary of State.

FURTHER RESOLVED, that a corporate seal is adopted as the seal of this Corporation in the form of two concentric circles, with the name of the Corporation between the two circles and the year of incorporation and California within the inner circle.

FURTHER RESOLVED, that the form of stock certificate is approved and adopted as the Stock Certificate of this Corporation. The Secretary is instructed to insert a specimen copy of the stock certificate in the Minute Book immediately following this consent.

FURTHER RESOLVED, that the Secretary of the Corporation be, and the Secretary hereby is, authorized, empowered and directed to insert a copy of the bylaws in the minute book of the Corporation and to see that a copy of said bylaws is kept at the principal executive office for the transaction of business of the Corporation.

FURTHER RESOLVED, that all actions taken by LegalZoom.com, Inc. and its agents in connection with the formation of the Corporation are hereby approved, ratified and adopted.

Annual Accounting Period.

RESOLVED, that until otherwise determined by the Board of Directors the fiscal year of the Corporation shall end on December 31.

Principal Executive Office.

RESOLVED, that the principal executive office of the Corporation shall be located at 1522 West Manchester Avenue, Los Angeles, California 90047.

Bank Account.

RESOLVED, that the Corporation establish in its name an account with any federally insured depository institution and that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to establish such an account.

Qualification to do Business.

RESOLVED, that for the purpose of authorizing the Corporation to do business under the laws of any state, territory or possession of the United States or of any foreign country in which it is necessary or convenient for the Corporation to transact business, the proper officers of the Corporation are hereby authorized in the name and on behalf of the Corporation to take such action as may be necessary or advisable to effect the qualification of the Corporation to do business as a foreign corporation in any of such states, territories, possessions or foreign countries and in connection therewith to appoint and substitute all necessary agents or attorneys for service of process, to designate or change the location of all necessary statutory offices, and to execute, acknowledge, verify, deliver, file or cause to be published any necessary applications, papers, certificates, reports, consents to service of process, powers of attorney and other instruments as may be required by any of such laws, and, whenever it is expedient for the Corporation to cease doing business and withdraw from any such state, territory, possession or foreign country, to revoke any appointment of agent or attorney for service of process and to file such applications, papers, certificates, reports, revocation of appointment or surrender of authority as may be necessary to terminate the authority of the Corporation to do business in any such state, territory, possession or foreign country.

Payment of Expenses.

RESOLVED, that the officers of the Corporation be, and they hereby are, authorized, empowered and directed to pay all charges and expenses incident to or arising out of the organization of the Corporation and to reimburse any person who has made any disbursement therefor.

Agent for Service of Process.

RESOLVED, that Mark H. Rhynes, 1522 West Manchester Avenue, Los Angeles, California 90047 shall be appointed the Corporation's agent for service of process.

General Authorization.

RESOLVED, that the officers of the Corporation are, and each of them hereby is, authorized, empowered and directed, in the name of and on behalf of the Corporation, to make all other arrangements and to take all further action, including the payment of expenditures and the preparation of officer's certificates or any other documents, as the officer deems necessary or appropriate in order to fully effectuate the purposes of the foregoing resolutions.

RESOLVED, that any and all actions taken by any officer of the Corporation in connection with the matters contemplated by the foregoing resolutions are hereby approved, ratified and confirmed in all respects as fully as if such actions had been presented to the Board of Directors for its approval prior to such actions being taken.

IN WITNESS WHEREOF, this consent has been executed as of the date below.

Date: May 31, 2008


/S/______________________________
           Mark H. Rhynes